Exhibit 5.1

Goodwin Procter LLP Three Embarcadero Center San Francisco, CA 94111 goodwinlaw.com +1 415 733-6000

July 17, 2023

Board of Directors

Sagimet Biosciences Inc.

155 Bovet Road, Suite 303

San Mateo, California 94402

Re: Securities Being Registered under Registration Statement on Form S-8

     We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 6,577,803 shares of the Company’s Series A Common Stock, par value $0.0001 per share (the “Common Stock”), including (i) 72,898 shares of Common Stock (the “2007 Plan Shares”) pursuant to the Company’s 2007 Equity Incentive Plan (the “2007 Plan”), (ii) 3,703,440 shares of Common Stock (the “2017 Plan Shares”) pursuant to the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), (iii) 2,585,968 shares of Common Stock (the “2023 Plan Shares”) pursuant to the Company’s 2023 Stock Option and Equity Incentive Plan (the “2023 Plan”), and (iv) 215,497 shares of Common Stock (the “2023 ESPP Shares”, and together with the 2007 Plan Shares, 2017 Plan Shares and 2023 Plan Shares the “Shares”) pursuant to the Company’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”, and together with the 2007 Plan, the 2017 Plan and the 2023 Plan, the “Plans”).

     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

     The opinion set forth below is limited to the Delaware General Corporation Law.

     For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

      This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
Goodwin Procter LLP